Exhibit 10.32
Mark Casey
Executive Vice President Chief Legal Officer             November 17, 2023
[***]
[***]

Dear Mark.

I am pleased to offer you the full-time position of (title) at Novavax. Inc In this position you will report John C Jacobs. President & Chief Executive Officer Your first day of employment is expected to be on or about December 11, 2023
This offer is contingent upon the following:
•Successful and satisfactory completion of our standard background check All information provided by you in your employment application. interviews. and any other verbal or written correspondence will be verified by a third-party background checking company or by Novavax. Any discrepancies found may delay your start date or could potentially cause withdrawal of this offer. Candidates cannot begin employment until the background check is completed, including verification of current employment.
•Your assurance that there are no contractual or other obligations owed by you to previous employers or other parties that would in any way limit your ability to perform your job at the Company. If there are any obligations that might limit your ability to perform, such matters must be disclosed and resolved prior to commencement of employment.
•    Compliance with the Novavax COVID-19 Vaccination Policy for US Employees. which may include providing proof of vaccination at the time you begin working or requesting an accommodation or exemption. A copy of the policy is attached for your review. If you need an accommodation or believe you are exempt due to applicable state law, please email our Benefits Team at NovavaxBenefits@novavax.com.
•Execution of the Employment Agreement and the Company's Non-Disclosure. Invention Assignment. Non-Solicitation and Non-Compete Agreement. a copy of which is enclosed for your review Successful verification of your employment eligibility in the United States. In order to verify this information, please be prepared to produce acceptable documents. BY FEDERAL LAW, IT IS REQUIRED THAT YOU PRESENT THIS DOCUMENTATION WITHIN THREE DAYS OF YOUR START AT WORK.

The specific terms of this offer are outlined in the enclosed Employment Agreement, and include the following:

SALARY: Your initial annualized base salary will be $550,000 per year, payable semi-monthly, less applicable payroll taxes. and authorized deductions.

BONUS PROGRAM: You will be eligible to participate in the Company's annual incentive bonus program beginning in 2023, under which award payments. if any, will be based on performance criteria and milestones to be determined by the Company. and you will be paid (by March 31) in the following year in which the compensation is earned. Your bonus at 100% of target will be 50% of your actual salary earned for the performance year and will be prorated your first year of employment based on your hire date.

ONE TIME SIGNING BONUS: You are eligible to receive a one-time signing bonus of $94,000. which will be paid within the first 30 days of commencement of your employment with the company. The signing bonus will be paid on a regularly scheduled pay date (subject to applicable withholdings and deductions). You agree that in the event (i) you resign from the company before you have completed twelve (12) full months of service, or (ii) the Company terminates your employment for any reason other than a reduction in force before you have completed twelve (12) full months of service. you will then. within seven (7) days of such resignation or termination. refund the Company the gross amount of the signing bonus paid hereunder, however, the repayment will be reduced by 25% for each 3 month period of service completed

COMMUTING ALLOWANCE: The Company will provide a monthly commuting allowance of $6000 for the cost of housing and other related commuting expenses incurred by you to commute between your home in [***]. and the Company's Gaithersburg offices (the "Allowance'). In addition, the Company will pay an additional sum to reimburse you for the personal income taxes associated with the Allowance such that the economic benefit is the same as if such Allowance were provided on a non-taxable basis. It is expected that when you are not on company business travel, you will be in the Gaithersburg, MD office a majority of your time.

EMPLOYEE EQUITY PLAN: As an employee, you will participate in the Employee Equity Plan C Plan') established from time to time by the Board of Directors. The objective of the Plan is to allow employees and other stakeholders to build an equity stake in the Company and thereby participate directly in the Company's long-term success. Following hiring grants. equity is generally granted to all employees annually in the first calendar quarter following the end of the calendar year First year grants are typically pro-rated for actual time employed.

STOCK OPTIONS: Upon approval by the Board of Directors or your employment start date (whichever is later) you will receive an initial stock option grant of 144,694 shares of Company common stock, at an exercise price equal to fair market value on the date the options are granted. These stock options are subject to plan limits within the 2015 Stock Option Plan and will vest 25% after the first year from the date of grant and monthly thereafter for the following 36 months. The options will be non-qualified stock options to the extent permitted by law and our plan.

RESTRICTED STOCK UNITS: Subject to approval by the Company's Board of Directors and plan limits within the 2015 Stock Option Plan. you will be granted 125.698 restricted stock units('RSUs'). You will be restricted from any activity (selling or transferring) in such RSUs until vested; RSUs will vest in three years. one-third per year on the anniversary of the date of grant. You will be responsible for all taxes owed on such Stock as of the date of vesting, and Novavax will be entitled to sell sufficient stock to address any tax withholdings as further specified in an RSU Agreement between you and the Company.

Your employment and compensation with Novavax are ·at will' At will employment is defined as an employee/employer relationship which may be ended by either the employee or employer at any time, without cause. except as otherwise provided by law or defined in the terms of the Employment Agreement.

Mark, if you agree with and accept the terms of this offer letter and the Employment Agreement. please sign below and return this letter and the Employment Agreement to my office. We are confident your employment with Novavax will prove mutually beneficial and we look forward to you joining the Novavax team.

    Sincerely,                    Accepted by:

    /s/ Ian Watkins             /s/ Mark Casey_____
    Ian Watkins                     Mark Casey
    Executive Vice President
    Chief Human Resources Officer